                                                          Pursuant to rule 424B3
                                                      Registration No. 333-90485

Dean Witter Spectrum Series
Monthly Report
March 2001

Dear Limited Partner:

The Net Asset Value per Unit for each of the six Morgan Stanley Dean Witter Spectrum Funds as of March 31, 2001 was as follows:

Funds                           N.A.V.             % change for month
-----                           ------             -------------------
Spectrum Commodity              $ 6.91                   -6.99%
Spectrum Currency               $11.82                    8.45%
Spectrum Global Balanced        $16.26                    2.90%
Spectrum Select                 $26.12                    7.27%
Spectrum Strategic              $10.67                    1.06%
Spectrum Technical              $18.11                   11.40%

Spectrum Commodity

Spectrum Commodity decreased in value during March primarily due to losses recorded in the metals markets from long positions in copper, platinum and aluminum futures as prices moved lower pressured by the decline in the U.S. equities market and concerns over demand. In soft commodities, losses were experienced during mid-month from long positions in cocoa and cotton futures as prices dropped amid slowing demand and technically-based factors. In the agricultural markets, losses were incurred from long positions in corn and wheat futures as prices fell on U.S. economic woes and slowing exports. In the energy markets, losses were recorded during the last week of the month from long natural gas futures positions as prices moved lower on a lower-than-expected decline in inventories.

Spectrum Currency

Spectrum Currency increased in value during March primarily due to gains recorded from short positions in the Japanese yen as the value of the yen weakened relative to the U.S. dollar as Japan's economic outlook remained gloomy and on the Bank of Japan's decision to reinstate its zero interest rate policy. Gains were also recorded from short positions in the Singapore dollar as its value weakened versus the U.S. dollar in sympathy with the Japanese yen. Additional gains were recorded from short Australian dollar positions as its value weakened relative to the U.S. dollar on evidence of a weak Australian economy and declining commodity prices. A portion of these gains was offset by losses recorded from long positions in the British pound as the value of the pound weakened as investors took the view the U.S. was moving faster to counter an economic slowdown than Europe or Japan.

Spectrum Global Balanced

Spectrum Global Balanced increased in value during March primarily due to gains recorded in the currency markets from short positions in the Japanese yen as the value of the yen weakened relative to the U.S. dollar as Japan's economic outlook remained gloomy and on the Bank of Japan's decision to reinstate its zero interest rate policy. Gains were also recorded from short positions in the Singapore dollar as its value weakened versus the U.S. dollar in sympathy with the Japanese yen. In the global interest rate futures markets, gains were recorded during mid-month from long positions in U.S. and European interest rate futures as prices rose as investors sought the safe-haven of fixed income amid a sell-off in equity prices and positive inflation data. In the soft commodities markets, gains were recorded from short cotton futures positions as cotton prices declined in response to a falling U.S. stock market and slowing demand.
A portion of these gains was offset by losses recorded in the global stock index futures markets from long positions in U.S., German and British equity index futures as global stock prices continued to move lower on worries that the U.S. economic slowdown will ignite a global downturn.

Spectrum Select

Spectrum Select increased in value during March primarily due to gains recorded in the currency markets from short positions in the Japanese yen as the value of the yen weakened relative to the U.S. dollar as Japan's economic outlook remained gloomy and on the Bank of Japan's decision to reinstate its zero interest rate policy. Gains were also recorded from short positions in the euro and Swiss franc as their values weakened versus the U.S. dollar amid fresh concerns of eroding growth in the European region. In the global interest rate futures markets, gains were recorded during mid-month from long positions in U.S. and European interest rate futures as prices rose as investors sought the safe-haven of fixed income amid a sell-off in equity prices and positive inflation data. In the global stock index futures markets, gains were recorded from short positions in U.S. and German equity index futures as global stock prices continued to trend lower on worries that the U.S. economic slowdown will ignite a global downturn. In the metals markets, gains were recorded from short positions in gold and silver futures as prices were pressured lower on concerns regarding the world economy and a disappointing gold auction conducted by the Bank of England. A portion of these gains was offset by losses recorded in the energy markets from short natural gas futures positions as prices rose during the third week of the month on renewed concerns over possible tight summer natural gas supplies and comments by both President Bush and Energy Secretary Spencer Abraham of a looming U.S. energy crisis.

Spectrum Strategic

Spectrum Strategic increased modestly in value during March primarily due to gains recorded in the global interest rate futures markets from long positions in U.S. and European interest rate futures as prices rose during mid-month as investors sought the safe-haven of fixed income amid a sell-off in equity prices and positive inflation data. In the currency markets, profits were recorded from short positions in the Japanese yen as the value of the yen weakened relative to the U.S. dollar as Japan's economic outlook remained gloomy and on the Bank of Japan's decision to reinstate its zero interest rate policy. In the energy markets, gains were recorded from short crude oil futures positions as oil prices dropped during mid-month pressured by a higher-than-anticipated increase in U.S. crude supplies and by a forecast projecting a decline in demand. A portion of these gains was offset by losses recorded in the metals markets from long positions in copper and aluminum futures as prices moved lower pressured by the decline in the U.S. equities market and concerns over demand. In the agricultural markets, losses were incurred from long wheat futures positions as prices fell on U.S. economic woes and slowing exports.

Spectrum Technical

Spectrum Technical increased in value during March primarily due to gains recorded in the currency markets from short positions in the Japanese yen as the value of the yen weakened relative to the U.S. dollar as Japan's economic outlook remained gloomy and on the Bank of Japan's decision to reinstate its zero interest rate policy. Gains were also recorded from short positions in the euro, Swiss franc and British pound as their values weakened versus the U.S. dollar amid fresh concerns of eroding growth in the European region. Additional gains were recorded from short Australian dollar positions as its value weakened relative to the U.S. dollar on evidence of a weak Australian economy and declining commodity prices. In the global interest rate futures markets, gains were recorded during mid-month from long positions in U.S. and European interest rate futures as prices rose as investors sought the safe-haven of fixed income amid a sell-off in equity prices and positive inflation data. In the global stock index futures markets, gains were recorded from short positions in U.S. and German equity index futures as global stock prices continued to trend lower on worries that the U.S. economic slowdown will ignite a global downturn. In the metals markets, gains were recorded from short copper futures positions as prices moved lower pressured by the decline in the U.S. equities market and concerns over demand. A portion of these gains was offset by losses recorded in the energy markets from long crude oil futures positions as oil prices dropped during mid-month pressured by a higher-than-anticipated increase in U.S. crude supplies and by a forecast projecting a decline in demand.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048, or your Morgan Stanley Financial Advisor.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

Robert E. Murray
Chairman
Demeter Management Corporation
General Partner

Historical Fund Performance
---------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of each calendar each the Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Funds                                       Year                      Return
-----                                       ----                      ------

Spectrum Commodity
                                            1998                       -34.3%
                                            1998                        15.8%
                                            2000                         3.2%
                                            2001 (3 months)            -12.0%

                                    Inception-to-Date Return:          -30.9%
                                    Annualized Return:                 -10.8%
 -------------------------------------------------------------------------------
Spectrum Currency                           2000 (6 months)             11.7%
                                            2001 (3 months)              5.8%

                                    Inception-to-Date Return:           18.2%

--------------------------------------------------------------------------------
Spectrum Global Balanced
                                            1994 (2 months)             -1.7%
                                            1995                        22.8%
                                            1996                        -3.6%
                                            1997                        18.2%
                                            1999                        16.4%
                                            1999                         0.7%
                                            2000                         0.9%
                                            2001 (3 months)              0.0%

                                    Inception-to-Date Return:           62.6%
                                    Annualized Return:                   7.9%
 -------------------------------------------------------------------------------
Spectrum Select
                                            1991 (5 months)             31.2%
                                            1992                       -14.4%
                                            1993                        41.6%
                                            1994                        -5.1%
                                            1995                        23.6%
                                            1996                         5.3%
                                            1997                         6.2%
                                            1998                        14.2%
                                            1999                        -7.6%
                                            2000                         7.1%
                                            2001 (3 months)             10.8%

                                    Inception-to-Date Return:          161.2%
                                    Annualized Return                   10.4%
--------------------------------------------------------------------------------

Spectrum Strategic
                                            1994 (2 months)               0.1%
                                            1995                         10.5%
                                            1996                         -3.5%
                                            1997                          0.4%
                                            1998                          7.8%
                                            1999                         37.2%
                                            2000                        -33.1%
                                            2001 (3 months)               0.6%

                                    Inception-to-Date Return:             6.7%
                                    Annualized Return:                    1.0%
--------------------------------------------------------------------------------

Spectrum Technical
                                            1994 (2 months)              -2.2%
                                            1995                         17.6%
                                            1996                         18.3%
                                            1997                          7.5%
                                            1998                         10.2%
                                            1999                         -7.5%
                                            2000                          7.8%
                                            2001 (3 months)              12.6%

                                    Inception-to-Date Return:            81.1%
                                    Annualized Return:                    9.7%

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended March 31, 2001
(Unaudited)

                              Morgan Stanley Dean Witter   Morgan Stanley Dean Witter        Morgan Stanley Dean Witter
                              Spectrum Commodity           Spectrum Currency                 Spectrum Global Balanced
                              --------------------------   --------------------------        ---------------------------
                                        Percentage of                    Percentage of                Percentage of
                                        March 1, 2001                    March 1, 2001                March 1, 2001
                                        Beginning                        Beginning                    Beginning
                              Amount    Net Asset Value    Amount        Net Asset Value     Amount   Net Asset Value
                              ------    ---------------    ------        ---------------     ------   ---------------
                                $             %              $                  %               $             %
REVENUES
Trading profit (loss):
  Realized                   (725,329)   (3.93)             978,957             5.00         (317,746)       (0.58)
  Net change in unrealized   (520,067)   (2.82)             955,853             4.88        1,925,452         3.52
                           -----------  -------           ---------           ------      -----------       ------

  Total Trading Results    (1,245,396)   (6.75)           1,934,810             9.88        1,607,706         2.94
Interest Income (Note 2)       64,951     0.35               63,903             0.33          245,799         0.45
                           ----------   ------           ----------           ------      -----------       ------

  Total Revenues           (1,180,445)   (6.40)           1,998,713            10.21        1,853,505         3.39
                           -----------  -------          ----------           ------      -----------       ------

EXPENSES
Brokerage fees (Note 2)        70,773     0.38               75,049             0.38          209,796         0.38
Management fees (Note 3)       38,463     0.21               32,630             0.17           57,011         0.11
Incentive fees (Note 3)           -         -               237,106             1.21               -            -
                            ----------  -------          ----------            -----       ----------     ---------

  Total Expenses              109,236      0.59             344,785             1.76          266,807         0.49
                            ---------   -------          ----------            -----      -----------      -------

NET INCOME (LOSS)          (1,289,681)    (6.99)          1,653,928             8.45        1,586,698         2.90
                           ===========  ========         ==========           ======      ===========      =======

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended March 31, 2001
(Unaudited)

                       Morgan Stanley Dean Witter           Morgan Stanley Dean Witter           Morgan Stanley Dean Witter
                       Spectrum Commodity                   Spectrum Currency                    Spectrum Global Balanced
                       ------------------------------       --------------------------------     ------------------------------
                        Units        Amount    Per Unit     Units        Amount     Per Unit     Units        Amount   Per Unit
                       ------      --------  ----------     -----      --------   ----------     -----        ------   --------
                                       $          $                             $          $                     $          $
Net Asset Value,
 March 1, 2001       2,485,624.210  18,462,283    7.43    1,795,937.767  19,577,892  10.90    3,464,426.123    54,729,907  15.80
Net Income (Loss)           -       (1,289,681)  (0.52)          -        1,653,928   0.92            -         1,586,698   0.46
Redemptions            (53,346.235)   (368,622)   6.91      (11,052.358)   (130,639) 11.82      (34,034.441)     (553,400) 16.26
Subscriptions           17,835.898     123,246    6.91      181,451.886   2,144,761  11.82       62,595.672     1,017,806  16.26
                     -------------  ----------            -------------  ----------           -------------    ----------

Net Asset Value,
  March 31, 2001     2,450,113.873  16,927,226    6.91    1,966,337.295  23,245,942  11.82    3,492,987.354    56,781,011  16.26
                     =============  ==========            =============  ==========           =============   ===========

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Statements of Operations
For the Month Ended March 31, 2001
(Unaudited)

                              Morgan Stanley Dean Witter    Morgan Stanley Dean Witter      Morgan Stanley Dean Witter
                              Spectrum Select               Spectrum Strategic              Spectrum Technical
                              --------------------------    --------------------------      ---------------------------
                                         Percentage of                  Percentage of                  Percentage of
                                         March 1, 2001                  March 1, 2001                  March 1, 2001
                                         Beginning                      Beginning                      Beginning
                              Amount     Net Asset Value    Amount      Net Asset Value     Amount     Net Asset Value
                              ------     ---------------    ------      ---------------     ------     ---------------
                                 $             %               $                %                $             %

REVENUES
Trading profit (loss):
  Realized                   22,176,267      9.64          3,736,249         5.10          45,727,242        16.83
  Net change in unrealized   (3,620,939)    (1.57)        (2,588,910)       (3.53)        (11,878,444)       (4.37)
                           -------------   -------       ------------      -------       -------------     -------

  Total Trading Results      18,555,328      8.07          1,147,339         1.57          33,848,798        12.46
Interest Income (Note 2)        852,730      0.37            267,669         0.37           1,043,453         0.38
                           ------------    ------        -----------       ------         -----------      -------

  Total Revenues             19,408,058      8.44          1,415,008         1.94          34,892,251        12.84
                           ------------    ------        -----------       ------         -----------       ------

EXPENSES
Brokerage fees (Note 2)       1,390,329      0.61            442,627         0.61          1,641,651          0.61
Incentive fees (Note 3)         706,461      0.31              -              -            1,630,613          0.60
Management fees (Note 3)        573,308      0.25            197,034         0.27            632,007          0.23
                           ------------    ------        -----------        -----        -----------        -------

  Total Expenses              2,672,098      1.17            639,661         0.88          3,904,271          1.44
                           ------------   -------        -----------        -----        -----------        ------

NET INCOME                   16,735,960      7.27            775,347         1.06         30,987,980         11.40
                           ============   =======        ===========         ====        ===========      ========

Morgan Stanley Dean Witter Spectrum Series
Statements of Changes in Net Asset Value
For the Month Ended March 31, 2001
(Unaudited)

                         Morgan Stanley Dean Witter           Morgan Stanley Dean Witter           Morgan Stanley Dean Witter
                         Spectrum Select                      Spectrum Strategic                   Spectrum Technical
                         -------------------------------      --------------------------------     -----------------------------
                          Units        Amount    Per Unit     Units        Amount     Per Unit     Units        Amount   Per Unit
                         ------      --------  ----------     -----      --------   ----------     -----        ------   --------
                                          $          $                       $           $                         $         $
Net Asset Value,
 March 1, 2001       9,449,544.293  230,123,294   24.35   6,937,840.801  73,262,477    10.56   16,716,699.865  271,721,548  16.26
Net Income                 -         16,735,960    1.77        -            775,347     0.11          -         30,987,980   1.85
Redemptions            (82,818.755)  (2,163,226)  26.12    (170,053.597) (1,814,472)   10.67     (222,891.416)  (4,163,334) 18.11
Subscriptions          138,227.610    3,610,505   26.12      72,631.026     774,973    10.67      149,806.981    2,713,004  18.11
                     -------------   ----------           -------------   ---------             -------------   ----------

Net Asset Value,
  March 31, 2001     9,504,953.148  248,306,533   26.12   6,840,418.230  72,998,325    10.67   16,634,615.430  301,259,198  18.11
                     =============  ===========          ==============  ==========            ==============  ===========

The accompanying notes are an integral part of these financial statements.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Unaudited)

1.  Summary of Significant Accounting Policies

Organization - Morgan Stanley Dean Witter Spectrum Commodity L.P. ("Spectrum Commodity", Morgan Stanley Dean Witter Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Dean Witter Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Dean Witter Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Dean Witter Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Dean Witter Spectrum Technical L.P. ("Spectrum Technical"), (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures and forwards contracts, options on futures contracts, physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). Dean Witter Reynolds Inc. changed its name to Morgan Stanley DW Inc., effective April 2, 2001. The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International ("MSIL") which provide clearing and execution services. Morgan Stanley Dean Witter Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSCM and MSIL are wholly-owned subsidiaries of Morgan Stanley Dean Witter & Co..

Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

Use of Estimates - The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

Revenue Recognition - Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the changes in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of its average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

Net Income (Loss) per Unit - Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



Brokerage and Related Transaction Fees and Costs - The brokerage fees for Spectrum Commodity, Spectrum Currency, and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

Such brokerage fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and continuing offering expenses.

Operating Expenses - The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

Income Taxes - No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

Distributions - Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

Continuing Offering - Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

Redemptions - Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemptions charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

Exchanges - On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Continued)



Dissolution of the Partnership - Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

2.  Related Party Transactions

The Partnerships pay brokerage fees to Morgan Stanley DW was described in Note
1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

3.  Trading Advisors

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Dean Witter Spectrum Commodity L.P.
     Morgan Stanley Dean Witter Commodities Management Inc.

Morgan Stanley Dean Witter Spectrum Currency L.P.
     John W. Henry & Company, Inc. ("JWH")
     Sunrise Capital Partners, LLC ("Sunrise")

Morgan Stanley Dean Witter Spectrum Global Balanced L.P.
     RXR, Inc.

Morgan Stanley Dean Witter Spectrum Select L.P.
     EMC Capital Management, Inc.
     Rabar Market Research, Inc.
     Sunrise Capital Management, Inc.

Morgan Stanley Dean Witter Spectrum Strategic L.P.
     Allied Irish Capital Management, Ltd. ("AICM")
     Blenheim Investments, Inc. ("Blenheim")
     Eclipse Capital Management, Inc.  ("Eclipse")

Morgan Stanley Dean Witter Spectrum Technical L.P.
     Campbell & Company, Inc.) ("Campbell")
     Chesapeake Capital Corporation ("Chesapeake")
     John W. Henry & Company, Inc. ("JWH")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

Management Fee - The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

Morgan Stanley Dean Witter Spectrum Series
Notes to Financial Statements
(Concluded)



The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets on the first day of each month (a 3% annual rate). Prior to March 23, 2001, the management fee allocated to Blenheim was accrued at a rate of 1/12 of 4% per month of Net Assets as of the first day of each month (a 4% annual rate).

The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month, and 1/12 of 4% of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 4% respectively).

Incentive Fee - Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

Trading profits for the Partnerships represent the amount by which profits from futures, forward and options trading exceed losses after brokerage and management fees are deducted.

For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are received. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.